Exhibit 99.1

Lulus Appoints Dara Bazzano to the Board of Directors

CHICO, Calif., January 31, 2022 -- Lulu’s Fashion Lounge Holdings, Inc. (“Lulus” or the “Company”) (Nasdaq: LVLU) today announced the appointment of Dara Bazzano to serve on its Board of Directors, effective immediately. Ms. Bazzano will be joining the Audit Committee and the Nominating and Corporate Governance Committee.

“We are thrilled to have Dara join our Board of Directors,” said David McCreight, Chief Executive Officer of Lulus. “Dara brings a deep knowledge of the public markets, and with her passion for ESG, will be a strong addition to the Lulus Board. Her extensive experience in compliance, finance, and governance across industries will provide a valuable perspective. We look forward to her contributions as we grow our brand and Company.”

“I’m excited to join the Lulus Board of Directors at such an exciting time in the Company’s journey,” said Ms. Bazzano. “Lulus is a fast-growing and unique customer-centric brand with significant runway for growth, and I look forward to leveraging my expertise to help the Company build on its momentum as a public company.”

Ms. Bazzano serves as T-Mobile’s SVP, Chief Accounting Officer (“CAO”), overseeing the T-Mobile/Sprint finance integration and associated business-led, back office and finance transformation. She also leads the corporate accounting, policy, SEC reporting, finance operations and finance innovation teams. She prides herself on being a diverse and inclusive leader, having led learning and development and allyship programs across multiple organizations. She serves as an independent director for Self. Inc and is on the board of Girls on the Run International.

Dara previously served as CAO at CBRE, the world’s largest commercial real estate services and investment company, where she led the global finance controller, finance technology and compliance organization. Prior to her work at CBRE, Dara was CAO, VP of Finance and Global Corporate Controller at GAP Inc., and served in Assurance Partner roles at PwC and KPMG in the Consumer, Retail and Technology Industries.

About Lulus

Lulus is a customer driven, digitally native fashion brand for women. Based in California and serving millions of customers worldwide, Lulus develops styles with the customer in mind, using direct consumer feedback and insights to refine its products. With fresh inventory hitting the site almost daily, Lulus features on-trend, high-quality, must-have pieces, at affordable prices. As a brand built on customer feedback, Lulus puts an extreme focus on providing exceptional customer service and a personalized shopping experience. The brand’s world class personal stylists, bridal concierge, and customer care team take pride in offering a personalized shopping experience to every customer. Lulus was founded in 1996. Lulus is a registered trademark of Lulu’s Fashion Lounge, LLC. All rights reserved.

Contacts

Media

Noelle Sadler

Chief Marketing Officer

noelle@lulus.com

Investors

Crystal Landsem

Co-President and Chief Financial Officer

investors@lulus.com

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